Exhibit 1.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated January 24, 2007 (the “Schedule 13G”) with respect to the Class “B” Shares, par value Ps.1 each, of Transportadora de Gas del Sur, S.A. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(d) under the Securities and Exchange Act of 1934, as amended, and that this Joint Filing Agreement (this “Agreement”) shall be included as an Exhibit to the Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 24th day of January 2007.

Fintech Advisory Inc. /s/ Julio Herrera
Name: Julio Herrera Title: President

Fimex International Ltd. /s/ Julio Herrera
Name: Julio Herrera Title: Attorney-in-Fact